NEWS BULLETIN RE: CLAIRE’S STORES, INC.

3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. TO PRESENT AT
BREAN MURRAY, CARRET SMALL CAP INSTITUTIONAL INVESTOR CONFERENCE

PEMBROKE PINES, FL., January 30, 2006 – Claire’s Stores, Inc. (NYSE:CLE) is scheduled to participate in the Brean Murray, Carret Small Cap Institutional Investor Conference on January 31, 2006. Co-Chairman of the Board and Co-Chief Executive Officer Marla Schaefer and Senior Vice President and Chief Financial Officer Ira Kaplan will be speaking at 4:00 pm EST.

During the presentation, guidance with respect to the Company’s fourth fiscal quarter and full fiscal year, which ended January 28, 2006, will be reaffirmed. This guidance was issued on November 17, 2005.

A live webcast of Claire’s presentation will be available at http://www.wsw.com/webcast/bmry2/cle/ and archived for seven days for all interested parties.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of December 31, 2005, Claire’s Stores, Inc. operated approximately 2,900 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 172 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 81 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information:
Marisa Jacobs, Vice President of Corporate Communications & Investor Relations.
Phone: (212) 594-3127, Fax: (212) 244-4237 or E-mail, marisa.jacobs@claires.com